Exhibit 10.20
THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THEY MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE (A) ABSENCE OF (I) A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER THE SECURITIES ACT OR (II) AN OPINION OF COUNSEL TO THE HOLDER THAT SUCH REGISTRATION IS NOT REQUIRED OR (B) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A OF THE SECURITIES ACT.
SECURED CONVERTIBLE PROMISSORY NOTE

US$5,000,000	August 13, 2008
     FOR VALUE RECEIVED, Eastern Well Holdings Limited a company organized and existing under the laws of Hong Kong Special Administrative Region (“Borrower”), hereby promises to pay to Carlyle Asia Growth Partners IV, L.P., a company organized and existing under the laws of the Cayman Islands (“Holder”) or its registered assigns or successors in interest or order, the sum of Five Million U.S. Dollars (US$5,000,000) plus any interest that has been compounded thereon pursuant to Section 2.1 (“Principal Amount”), plus accrued interest (“Entire Outstanding Amount”), on the Maturity Date (as defined below) in accordance with Section 3.1, unless this Note is earlier offset pursuant to Section 4.1.
     This Note is issued in connection with that certain Letter of Intent for Investment and Cooperation dated July 28, 2008 by and among the Borrower and the Holder (the “Letter of Intent”), which Letter of Intent contemplates a proposed issuance by the Borrower of certain convertible notes (“Convertible Notes”) to the Holder, subject to the terms and conditions set forth therein (the “Contemplated Transaction”).
     This Note is secured by a security interest granted to the Holder pursuant to a Share Mortgage (the “Share Mortgage”) dated August 13, 2008 between the Holder and Mr. Sun Kwok Ping (the “Founder”), and guaranteed by the Founder pursuant to a Guarantee (the “Guarantee”) dated August 13, 2008 between the Holder and the Founder.
     The following terms shall apply to this Note:
ARTICLE I
CERTAIN DEFINITIONS
     1.1 As used in this Note, the following terms, unless the context otherwise requires, have the following meanings:

          (a) “Affiliate” means, in respect of any person, any other person which controls, is controlled by, or is under common control with, such person. For the purposes of this definition, “control,” when used with respect to any person, means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controls” or “controlled” have meanings correlative to the foregoing.
          (b) “Borrower Party” means any of the Borrower, the Founder and all other entities (i) that are directly or indirectly controlled by the Borrower or the Founder or (ii) whose results of operations and financial conditions would be consolidated with those of the Borrower for financial reporting purposes in accordance with PRC GAAP, including without limitation, Shanghai Nuobo Trading Co., Ltd. and Jiangxi Nobao Electro Co., Ltd. , each of which a company organized and existing under the laws of the People’s Republic of China. The Borrower Parties as of the date hereof are set forth on Schedule 1 hereto.
          (c) “Business Day” means a weekday that the banks in the Hong Kong Special Administrative Region and the People’s Republic of China are generally open for business.
          (d) “Indebtedness” means, with respect to any person or entity, whether recourse is to all or a portion of the assets of such person or entity, and whether or not contingent, (i) any obligation of such person or entity for money borrowed, (ii) any obligation of such person or entity evidenced by bonds, debentures, notes, guarantees or other similar instruments, including, without limitation, any such obligations incurred in connection with the acquisition of properties or businesses, excluding trade accounts payable made in the ordinary course of business, (iii) any reimbursement obligation of such person or entity with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such person or entity, (iv) any obligation of such person or entity issued or assumed as the deferred purchase price of properties or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business), (v) any obligations of such person or entity under or in respect of capitalized lease, (vi) the principal amount of any interest hedging obligations or exchange rate swap obligations of such person or entity at the time of determination, (vii) any attributable indebtedness with respect to any sale and leaseback transaction to which such person or entity is a party and (viii) any obligation of the type referred to in clauses (i) through (vii) of this definition of another person or entity and all dividends and distributions of another person or entity the payment of which, in either case, such person or entity has guaranteed or is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise.
          (e) “Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or preference, priority, right or other security interest or preferential arrangement of any kind or nature whatsoever.
          (f) “Liquidation Event” means a liquidation pursuant to a filing of a petition for bankruptcy under applicable law or any other insolvency or debtor’s relief, an assignment for the benefit of creditors, or a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Borrower.

          (g) “Material Adverse Effect” means any change, event or circumstance that is or would have a material adverse effect on (i) the business, properties or condition (financial or otherwise), results of operations or prospects of any Borrower Party individually or taken as a whole, (ii) the validity or enforceability of this Note and any agreement contemplated by the Note Documents against any party thereto other than the Holder, (iii) the ability of any Borrower Party to perform its obligations under the Note Documents or in connection with the transactions contemplated under the Note Documents, and (iv) the decision by a reasonable investor whether to consummate the Contemplated Transaction.
          (h) “Note Documents” means this Note, the Share Mortgage and the Guarantee.
          (i) “PRC GAAP” means generally accepted accounting principles in the People’s Republic of China.
          (j) “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other equity interest of any Borrower Party, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other equity interest or of any option, warrant or other right to acquire any such capital stock or other equity interest.
          (k) “Solvent” means, with respect to any person, that as of the date of determination both (i) (a) the then fair saleable value of the property of such person is (x) greater than the total amount of liabilities (including contingent liabilities) of such person and (y) not less than the amount that will be required to pay the probable liabilities on such person’s then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such person; (b) such person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (c) such person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (ii) such person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
ARTICLE II
INTEREST
     2.1 Interest Rate. Unless this Note is offset in accordance with Section 4.1, interest on the outstanding Principal Amount of this Note shall accrue from the date of this Note and shall be payable in arrears together with, at the same time and in the same manner as payment of, the Principal Amount (whether on Maturity Date or earlier by acceleration), until the date on which this Note is repaid in full. Subject to Section 5.2, interest on the outstanding Principal Amount of this Note shall accrue at an annual rate equal to eight percent (8%) on the outstanding

Principal Amount from the date hereof to the date that is ninety (90) days after the Notice Date (as defined below) and thereafter at an annual rate equal to ten percent (10%) on the outstanding Principal Amount (the “Interest Rate”). Interest on the outstanding Principal Amount of the Note shall be computed on the basis of the actual number of days elapsed and a year of three hundred and sixty (360) days.
ARTICLE III
PAYMENTS
     3.1 Payment on Demand. Subject to Section 4.1, the Entire Outstanding Amount shall be immediately due and payable, without presentment, further notice, protest, grace period or other requirements of any kind, all of which hereby are expressly waived by the Borrower, on the date that is one-hundred-eighty (180) days after the date of a written notice (the “Notice Date”) given by the Holder to the Borrower requesting payment of the Entire Outstanding Amount, which notice may be given at any time if the Holder decides, in its sole discretion, not to consummate the Contemplated Transaction (the “Maturity Date”). On the Maturity Date, the Borrower shall pay the Entire Outstanding Amount to the Holder in U.S. Dollars, by wire transfer of immediately available funds to an account designated in writing by the Holder.
     3.2 No Set-off or Prepayment. Subject to Section 4.1, all payments of the Entire Outstanding Amount shall be made to the Holder without set-off or counterclaim and free and clear of and without deduction of any kind. Subject to Section 4.1, this Note may not be prepaid without the prior written consent of the Holder.
ARTICLE IV
OFFSET; CONTEMPLATED TRANSACTION
     4.1 Note Offset. In the event of and conditioned upon the closing of the sale and purchase of the Convertible Notes in the Contemplated Transaction, the Borrower shall offset the purchase price of the Convertible Notes in the Contemplated Transaction by the Principal Amount then outstanding and this Note and all obligations hereunder shall thereafter be deemed satisfied and paid (it being understood that no interest shall be deemed to have accrued on this Note if this Note is offset in the foregoing manner).
     4.2 Taxes. The Borrower will pay any and all original issuance, transfer, stamp and other similar taxes that may be payable in respect of the issue or delivery of the Convertible Notes pursuant to the offset of this Note under Section 4.1.
     4.3 Contemplated Transaction. Notwithstanding anything to the contrary contained in the Letter of Intent, for so long as this Note remains outstanding or until the Notice Date, the Holder shall be entitled (but not obligated) to invest in the Borrower by consummating the Contemplated Transaction substantially as described in the Letter of Intent, and the exclusivity provision set forth in the Letter of Intent under the paragraph with the heading shall continue to be effective and binding on the Borrower (except that the expiration of the exclusivity as provided in the Letter of Intent shall not apply).

ARTICLE V
EVENTS OF DEFAULT
     5.1 Events of Default. The occurrence of any of the following constitutes an event of default under this Note if such event is not remedied (provided that such event is capable of being remedied) within five (5) days of its occurrence (“Event of Default”):
          (a) Failure to Pay Principal or Interest. The Borrower fails to pay the Principal Amount, interest or other sum due under this Note when due.
          (b) Breach of Covenant. The Borrower breaches any covenant or other term or condition under the Note Documents.
          (c) Breach of Representations and Warranties. Any representation or warranty made by any Borrower Party in the Note Documents shall be false or misleading.
          (d) Receiver or Trustee. Any Borrower Party shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for them or for a substantial part of their property or business; or such a receiver or trustee shall otherwise be appointed.
          (e) Judgments. Any money judgment, writ or similar final process shall be entered or filed against any Borrower Party or any of its property or other assets, and shall remain unvacated, unbonded, unappealed, unsatisfied, or unstayed for a period of thirty (30) days.
          (f) Bankruptcy. Bankruptcy, insolvency, reorganization, or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, shall be instituted by or against any Borrower Party.
          (g) Cross Default. A default by any Borrower Party of any term, covenant, representation, warranty or undertaking of any agreement to which such Borrower Party is a party or by which any of such Borrower Party’s assets are bound, or the occurrence of any event or condition under any Indebtedness of any Borrower Party that results in the acceleration of the maturity of or default under such Indebtedness, where such acceleration or default, if capable of remedy, is not cured within the applicable notice or cure period.
          (h) Moratorium and Nationalization. (a) The confiscation, expropriation or nationalization by any governmental authority of any property or assets of any Borrower Party; or (b) the revocation or repudiation by any governmental authority of any previously granted governmental permits or licenses to any Borrower Party or that affect the operations of its business; or (c) the imposition or introduction of discriminatory taxes, tariffs, royalties, customs or excise duties imposed on any Borrower Party, or the discriminatory withdrawal or suspension of material privileges or specifically granted material rights of a fiscal nature.
          (i) Security Interest. The Share Mortgage, the Guarantee or any of the security provided for therein shall, at any time, cease to be in full force and effect for any reason other than the satisfaction in full of all obligations under this Note and discharge of this Note or any security interest created thereunder shall be declared invalid or unenforceable or any Borrower Party under the Share Mortgage or the Guarantee shall assert, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable.
          (j) Material Adverse Effect. The occurrence of a Material Adverse Effect.
     5.2 Acceleration. Upon the occurrence and during the continuance of an Event of Default, unless waived by the Holder in writing, the Entire Outstanding Amount shall be immediately due and payable, without presentment, further notice, protest, grace period or other requirements of any kind, all of which hereby are expressly waived by the Borrower. Following the occurrence and during the continuance of an Event of Default, the interest rate on this Note shall be thirteen percent (13%) on the outstanding Principal Amount, compounded annually. Upon the occurrence and during the continuance of an Event of Default, the Holder may exercise all rights and remedies under this Note, the Share Mortgage, the Guarantee or applicable law.
ARTICLE VI
SENIOR STATUS OF NOTE
     6.1 Senior Status of Note. The obligations of the Borrower under this Note shall rank senior to all other Indebtedness of the Borrower, whether now or hereinafter existing. Upon any Liquidation Event, the Holder will be entitled to receive, before any distribution or payment is made upon, or set apart with respect to, any other indebtedness of the Borrower or any class of capital stock or the Borrower, the Entire Outstanding Amount.
ARTICLE VII
REPRESENTATIONS AND WARRANTIES
     As a material inducement to the Holder to purchase this Note, the Borrower hereby represents, warrants and covenants to the Holder, on behalf of itself and the other Borrower Parties, that:
     7.1 Organization, Good Standing and Qualification. Each Borrower Party is duly organized, validly existing and in good standing under the laws of its place of organization, has all requisite corporate power and authority to carry on its business and is duly qualified to transact business and is in good standing in each jurisdiction in which such qualification is required by applicable law.
     7.2 Authorization. Each party to any Note Document (other than the Holder) has duly executed and delivered such Note Document. All corporate action on the part of each party to any Note Document (other than the Holder), its officers, directors and shareholders necessary for the authorization, execution and delivery of such Note Document, the performance of all obligations of each party (other than the Holder) under such Note Document and the authorization, issuance and delivery of the Note, has been taken, and the Note Documents, when executed and delivered by the respective parties thereto (other than the Holder), shall constitute valid and legally binding obligations of such respective parties, enforceable against such respective parties in accordance with their terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.
     7.3 No Violation. Neither the execution and delivery of the Note Documents by the parties thereto (other than the Holder) nor the performance by such parties of their obligations under the Note Documents will: (i) violate any provisions of the memorandum of association, articles of association, business license or any other constitutional documents of any such party; (ii) with or without the giving of notice or the passage of time, or both, violate, or be in conflict with, or constitute a default under, or cause or permit the termination or the acceleration of the maturity of, any Indebtedness of any such party; (iii) require notice to or the consent of any third party to any agreement or commitment to which such party is a party, or by which it or its properties is bound or subject; (iv) result in the creation or imposition of any Lien upon any property or assets of any such party under any agreement or commitment to which it is a party, or by which it or the properties thereof are bound or subject; or (v) violate any applicable law.
     7.4 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of any of the parties to the Note Documents (other than the Holder) is required in connection with the offer, sale or issuance of the Note or the consummation of any other transactions contemplated by the Note Documents.
     7.5 Capitalization; Subsidiaries.
          (a) Schedule 1 to this Note lists each Borrower Party, and correctly sets forth the capitalization of such Borrower Party, the nature of legal entity which the Borrower Party constitutes, the jurisdiction in which the Borrower Party was organized, a list of all outstanding securities of the Borrower Party and the holders thereof and a brief summary of the Borrower Party’s principal business.
          (b) There are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, for the purchase or acquisition from any Borrower Party of any of its securities or any other agreements to participate in the profits of any Borrower Party. There are no outstanding rights or obligations of any Borrower Party to repurchase or redeem any of its securities. No Borrower Party is a party or subject to any contract that affects or relates to the voting or giving of written consents with respect to, or the right to cause the registration of, any share or other security of any Borrower Party.
          (c) In respect of each Borrower Party that is organized and existing under the laws of the People’s Republic of China, except as disclosed in Schedule 1 hereto, the full amount of the registered capital of such Borrower Party has been contributed, such contribution has been duly verified by a certified accountant registered in the People’s Republic of China and the accounting firm employing such accountant, and the report of the certified accountant evidencing such verification has been registered with the relevant governmental authority.

          (d) Except as disclosed in Schedule 1 hereto, none of the Borrower Parties has any subsidiary, or is a participant in any joint venture, partnership or other similar arrangement, or otherwise owns (directly or indirectly) any share or interest in any other entity.
          (e) No debt or equity securities of any Borrower Party is subject to any Lien (other than pursuant to the Note Documents).
     7.6 Valid Issuance of Securities. This Note has been duly and validly issued, fully-paid and nonassessable. The offer, issue and sale of this Note is exempt from the registration and prospectus delivery requirements of the U.S. Securities Act of 1933, as amended and have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws within the time periods required by such laws. Neither the Borrower nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemptions.
     7.7 Financial Statements.
          (a) The Borrower has furnished to the Holder the unaudited consolidated balance sheets of the Borrower as of the end of each monthly period from January 1, 2008 to July 31, 2008, the related unaudited consolidated statements of operations, shareholders’ equity and cash flows for each monthly period from January 1, 2008 to July 31, 2008 (“Financial Statements”).
          (b) The Financial Statements were prepared in accordance with PRC GAAP, are true, correct and complete in all respects, and fairly and accurately present the financial position of the Borrower on the dates of such statements and the results of the operations of the Borrower for the periods covered thereby. The Financial Statements show all indebtedness, obligations and other liabilities, direct or contingent, of the Borrower as of the respective date thereof, including liabilities for any taxes, commitments and indebtedness.
          (c) All of the accounts receivable owing to any Borrower Party, including without limitation all accounts receivable set forth on the Financial Statements, constitute valid and enforceable claims, and are good and collectible in the ordinary course of business, and, net of any reserves shown on the Financial Statements (which reserves are adequate and were calculated on a basis consistent with PRC GAAP), no further goods or services are required to be provided in order to complete the sales and to entitle any Borrower Party to collect in full. There are no material contingent or asserted claims, refusals to pay, or other rights of set-off with respect to any Borrower Party to the knowledge of any of the Borrower Parties after due inquiry.
     7.8 Absence of Undisclosed Liabilities. None of the Borrower Parties has, except as and to the extent reflected or reserved against in the Financial Statements, had any material accrued or contingent liability or liabilities or obligations (contractual or otherwise) arising out of any transaction or state of facts existing prior to or on the date hereof or arising other than in the ordinary course of business since July 31, 2008 (whether such liability is accrued, to become due, contingent or otherwise) in excess of RMB1,000,000 in the aggregate.
     7.9 Use of Proceeds. The Borrower will apply the Principal Amount to acquire assets, expand its business and use as working capital. No part of Principal Amount will be used,

directly or indirectly, for the purpose of repaying any Indebtedness of any Borrower Party or for the purpose of acquiring or investing in any securities of any entity other than the Borrower Parties.
     7.10 Litigation. There is no action, suit, proceeding or investigation pending or, to each of the Borrower Parties’ knowledge, currently threatened against any Borrower Party, nor is any Borrower Party aware that there is any basis for the foregoing. None of the Borrower Parties is a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality specifically applicable to it. There is no action, suit, proceeding or investigation by any of the Borrower Parties currently pending or which any of the Borrower Parties intends to initiate.
     7.11 Compliance with Law; Permits.
          (a) Each Borrower Party is, and at all times has been, in compliance with any and all law applicable to it or to the conduct or operation of its business or the ownership or use of any of its properties and assets (including intellectual and intangible property).
          (b) None of the Borrower Parties is in violation of its business license, or any provision of its memorandum of association, articles of association, or equivalent constitutional documents as in effect.
          (c) None of the Borrower Parties is in violation of, or default under any material provision of any instrument, mortgage, deed of trust, loan, contract, commitment, judgment, decree, order or obligation to which it is a party or by which it or any of its properties are bound.
     7.12 Solvency. Each Borrower Party is Solvent, and after giving effect to the Note and obligations being incurred in connection herewith and with other Note Documents, will be Solvent.
     7.13 No Cross-Default Provisions. None of the Borrower Parties is a party to any agreement relating to Indebtedness which contains a cross-default provision, such that a default under one agreement would result in a default under another agreement.
     7.14 Taxes. Each of the Borrower Parties has filed or caused to be filed all tax returns that are required by any government authority to be filed by it, and has paid or caused to be paid all Taxes shown to be due and payable on such returns or on any assessments received by it, including payroll taxes, except to the extent subject to a contest maintained in good faith by appropriate proceedings and with respect to which the applicable Borrower Party has set on its books adequate reserves with respect thereto.
ARTICLE VIII
COVENANTS
     8.1 Negative Covenants. So long as this Note remains outstanding, without the prior written consent of the Holder, the Borrower shall not, and shall cause each other Borrower Party not to, effect any of the following transactions (other than pursuant to or as contemplated by the Note Documents):
          (a) Create, incur, assume or suffer to exist any Lien upon any of its properties, revenues or incomes, whether now owned or hereafter acquired.
          (b) Create, incur, assume or suffer to exist any Indebtedness or prepay, forgive or discharge in whole or in part any outstanding Indebtedness.
          (c) Guarantee, directly or indirectly, any Indebtedness of any person or entity.
          (d) Convey, sell, lease, assign, transfer or otherwise dispose of any of its material properties, whether now on or hereafter acquired.
          (e) Enter into with any person or entity any agreement which prohibits or limits the ability of any Borrower Party to create, incur, assume or suffer to exist any Lien upon any of its properties, revenues or income, whether now owned or hereafter acquired.
          (f) Merge, dissolve, liquidate, consolidate with or into another entity, or dispose of (whether in one transaction or in a series of transactions) all or substantially all of its properties (whether now owned or hereafter acquired) to or in favor of any person or entity.
          (g) Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so.
          (h) Engage in any line of business different from design, manufacture, installation, management and sale of ground source heat pump systems.
          (i) Enter into any transaction of any kind with any shareholders, officers, directors or affiliates of any Borrower Party or members of their immediate families, whether or not in the ordinary course of business, other than on fair and reasonable terms as favorable to the respective Borrower Party as would be obtainable by such Borrower Party in a comparable arm’s length transaction with a person or entity other than any shareholders, officers, directors or affiliates of any Borrower Party or members of their immediate families.
          (j) Issue, sell, create or authorize any shares of any class or series of its securities, or issue, grant or create any warrants, subscriptions, options, convertible securities, or other commitments to issue shares or other securities that are potentially exchangeable or exercisable for, or convertible into, shares of its capital stock.
          (k) Initiate any litigation, action, suit, proceeding, claim or arbitration (other than for the routine collection of accounts receivable) or settle or agree to settle any litigation, action, suit, proceeding, claim or arbitration.
     8.2 Taxes. Any and all payments by the Borrower Parties hereunder that are made to or for the benefit of the Holder shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings and penalties, interests and all other liabilities with respect thereto (collectively, “Taxes”), excluding taxes imposed on the Holder’s net income or capital and franchise taxes imposed on the Holder by the jurisdiction under the laws of which the Holder is organized or any political subdivision thereof (all such nonexcluded Taxes being hereinafter referred to as “Covered Taxes”). If any of the Borrower Parties shall be required by law to deduct any Covered Taxes from or in respect of any sum payable hereunder to the Holder, the sum payable shall be increased as may be necessary so that after making all required deductions of Covered Taxes (including deductions of Covered Taxes applicable to additional sums payable under this paragraph), the Holder receives an amount equal to the sum it would have received had no such deductions been made. The Borrower Parties shall make such deductions and the Borrower Parties shall pay the full amount so deducted to the relevant taxation authority or other authority in accordance with applicable law. In addition, the Borrower Parties agree to pay any present or future stamp, documentary, excise, privilege, intangible or similar levies that arise at any time or from time to time from any payment made under the Note or from the execution or delivery by the Borrower Parties or from the filing or recording or maintenance of, or otherwise with respect to the exercise by the Holder of its rights under the Note (collectively, “Other Taxes”). The Borrower Parties will indemnify the Holder for the full amount of Covered Taxes imposed on or with respect to amounts payable hereunder and Other Taxes, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payment of this indemnification shall be made within thirty (30) days from the date the Holder provides the Borrower with a certificate certifying and setting forth in reasonable detail the calculation thereof as to the amount and type of such Taxes. Any such certificates submitted by the Holder in good faith to the Borrower shall, absent manifest error, be final, conclusive and binding on all parties. The obligation of the Borrower Parties under this Section 8.2 shall survive the payment and termination of this Note. Within thirty (30) days after the Borrower Parties having received a receipt for payment of Covered Taxes and/or Other Taxes, the Borrower Parties shall furnish to the Holder, the original or certified copy of a receipt evidencing payment thereof.
ARTICLE IX
MISCELLANEOUS
     9.1 Failure or Indulgence Not Waiver. No failure or delay on the part of Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.
     9.2 Notices. Any notice required or permitted pursuant to this Note shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to the address as shown on the signature page hereto (or at such other address as such party may designate by fifteen (15) days’ advance written notice to the other parties to this Note given in accordance with this section). Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of two (2) days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid.
     9.3 Amendment Provision. The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented. Any provision of this Note may be amended, supplemented or waived, if such amendment, supplement or waiver is in writing and signed by the Borrower and the Holder.
     9.4 Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns. Subject to applicable laws and regulations, this Note and all rights hereunder may be transferred or assigned in whole or in part by the Holder to any of its Affiliates prior to the occurrence of any Event of Default, and upon the occurrence and during the continuance of any Event of Default, to any person. The Borrower shall assist the Holder in consummating any such transfer or assigned. The Borrower may not assign this Note without the consent of the Holder. A transfer of this Note may be effected only by a surrender hereof to the Borrower and the issuance by the Borrower of a new note or notes in replacement thereof.
     9.5 Cost of Collection. If default is made in the payment of this Note, Borrower shall pay the Holder hereof reasonable costs of collection, including attorneys’ fees.
     9.6 Governing Law; Rules of Construction. THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE BORROWER HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE HONG KONG SPECIAL ADMINISTRATIVE REGION, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.
     9.7 Dispute Resolution.
          (a) Any dispute, controversy or claim arising out of, in connection with or relating to this Note (or the interpretation, breach, termination or validity thereof), shall be first resolved through consultation between the parties. Such consultation shall begin immediately after one party hereto has delivered to the other party hereto a written request for such consultation (the “Request for Consultation”). If within thirty (30) days following the date on which the Request for Consultation is delivered the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of either party with written notice to the other (the “Arbitration Notice”).
          (b) The arbitration shall be conducted in Hong Kong under the UNCITRAL Arbitration Rules in force at the time of the initiation of the arbitration. The arbitration shall be administered by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the HKIAC Procedures for the Administration of International Arbitration in force at the time of the initiation of the arbitration. There shall be a single arbitrator. If the parties do not agree on the nomination of an arbitrator within thirty (30) days after the delivery of the

Arbitration Notice to the other party, the appointment shall be made by the Secretary General of the HKIAC. The arbitration shall be conducted in the English language.
          (c) The arbitrator shall decide any dispute submitted by the parties strictly in accordance with the substantive law of Hong Kong and shall not apply any other substantive law.
          (d) Each party shall cooperate with the other in making full disclosure of and providing complete access to all information and documents requested by the other in connection with such arbitration proceedings, subject only to any doctrine of legal privilege or any confidentiality obligations binding on such party.
          (e) The costs of arbitration shall be borne by the losing party, unless otherwise determined by the arbitration tribunal.
          (f) When any dispute occurs and when any dispute is under arbitration, except for the matters in dispute, the parties shall continue to fulfill their respective obligations and shall be entitled to exercise their rights under this Note.
          (g) The award of the arbitration tribunal shall be final and binding upon the parties, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.
          (h) Either party shall be entitled to seek preliminary injunctive relief from any court of competent jurisdiction pending the constitution of the arbitration tribunal.
     9.8 Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.
     9.9 Construction. Each party acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other.
     9.10 No Redemption. This Note may not be redeemed or called by the Borrower or any other person (other than the Holder) without the consent of the Holder.
     9.11 Non-Business Days. Whenever any payment or any action to be made shall be due on a date other than a Business Day, such payment may be due or action shall be required on the next succeeding Business Day and, for such payment, such next succeeding Business Day shall be included in the calculation of the amount of accrued interest payable on such date.
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IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by an authorized officer as of the date first set forth above.

EASTERN WELL HOLDINGS LIMITED
By:	/s/ Sun Kwok Ping
	Name:	Sun Kwok Ping
	Title:	Director

Address:
Room 3, 21/F, Fast East Consortium Building
121 Des Voeux Road Central
Hong Kong
Attention: Sun Kwok Ping
Fax: 00852-21849811

ACCEPTED AND AGREED:
HOLDER:

CARLYLE ASIA GROWTH PARTNERS IV, L.P.
By:	/s/ Daniel A. Daniello
	Name:	Daniel A. Daniello
	Title:	Director

Address:
c/o Carlyle Asia Investment Advisors Limited

Attention: Nicholas Shao
Fax: 86-21-6103-3220

SCHEDULE 1
BORROWER PARTIES

Shareholders and
Borrower Party	Capitalization	Nature	Jurisdiction	Shareholding	Business
Borrower	HK$10,000 divided into 10,000 ordinary shares of HK$1.00 each	Limited liability company	Hong Kong	Founder: 90% Mr. Zhao Genglong: 10%	Holding company

Founder	N/A	N/A	N/A	N/A	N/A

Shanghai Nuobo Trading Co., Ltd.	RMB10,000,000 (paid up in full)	Limited liability company	PRC	Borrower: 100%	Wholesale and commission agency of heating, air conditioning and energy saving equipment and accessories; import and export of such equipment and accessories; and provision of relevant technical services

Jiangxi Nobao Electro Co., Ltd.	US$13,000,000 (of which US$540,000 was paid up)	Limited liability company	PRC	Borrower: 100%	Manufacture, processing, assembly,

Shareholders and
Borrower Party	Capitalization	Nature	Jurisdiction	Shareholding	Business
research and development of Nobo branded electrical appliance and parts; agency of relevant electric appliance; import and export; and distribution of imported heat pumps